Exhibit 10.1

Portions of this agreement (indicated by “[***]”) have been omitted as the Registrant has determined that: (i) the omitted information is not material; and (ii) the omitted information is the type that the Registrant treats as private or confidential.

RETAIL SUPPLY AGREEMENT

THIS RETAIL SUPPLY AGREEMENT (this “Agreement”) is entered into as of July 3, 2025, (the “Execution Date”) with an Effective Date of December 1, 2025, (the “Effective Date”), or such other date as agreed to by the Parties, by and between Xponential Fitness LLC, a Delaware Limited Liability Company, located at 17877 Von Karman Avenue, Suite 100, Irvine, CA 92614 (“Xponential”), and Fit Commerce, a California Corporation, located at 1330 Park Center Drive, Vista, CA, 92081 (“FC”). Each of Xponential and FC may hereinafter be referred to as a “Party” and collectively as the “Parties”.

WHEREAS, Club Pilates Franchise, LLC (“Club Pilates”) entered into that certain Sock Co-branding and Supply Agreement with Thirty Three Threads, Inc. (“33T”) dated October 1, 2016 (the “Underlying Agreement”);

AND WHEREAS, Xponential (as successor-in-interest to Club Pilates) and 33T subsequently agreed to multiple other amendments to the Underlying Agreement (“Prior Agreements”), which are currently in effect;

AND WHEREAS, the Parties now desire to amend and restate the Underlying Agreement and the Prior Agreement in its entirety upon the terms and conditions set forth in this Agreement, it being the intention of the Parties that this Agreement fully supersedes and replaces the Prior Agreement in all respects;

AND WHEREAS, under the terms of this Agreement, FC intends to perform all of the services listed in the Statement of Work, attached hereto as Exhibit A;

NOW, THEREFORE, in consideration of the mutual promises of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1	Definitions. For purpose of this Agreement:

1.1

“Franchise Brand(s)” shall mean the following fitness brands franchised by Xponential or the below listed entities: Club Pilates, CycleBar, Pure Barre, Rumble, StretchLab, Yoga Six, Lindora and BFT, which are brands that are currently franchised by the following entities: Club Pilates Franchise SPV, LLC, CycleBar Franchising SPV, LLC, PB Franchise SPV, LLC, Rumble Franchise SPV, LLC, Stretch Lab Franchise SPV, LLC, Yoga Six Franchise SPV, LLC, Lindora Franchise, LLC, and BFT Franchise SPV, LLC (collectively, the Franchisors”) Xponential may in its sole discretion update the foregoing list during the Term of the Agreement as new Franchise Brands or entities are acquired, divested or developed by Xponential, and each additional franchise brand shall also be deemed a Franchise Brand, for the purposes of this Agreement, and will be bound by all of the terms of this Agreement, including with all rights under this Agreement to use that Franchise Brand’s marks. Upon divestiture of a Franchise Brand there shall be no ongoing obligations by Xponential, the applicable Franchisor(s), the applicable Franchise Brand or the new owner of such Franchise Brand, however, Franchisor or Xponential shall purchase any 33T Products already produced or being produced for the divested Franchise Brand.

1.2	“Franchisee(s)” shall mean any independent entity or entities that have the rights or license to act as a franchise of the Franchisor.

1.3

“33T Products” shall mean any Product bearing any of the marks owned by Thirty Three Threads, Inc. including ToeSox, TAVI, Base33, Vooray, and Mizu, and any other brands or marks acquired or developed by 33T, and as agreed to in writing by Xponential, of which such approval should not be unreasonably withheld;

1.4

“Products” shall mean collectively any retail item sold by a Franchisee, that is a Pre-Approved Product listed on Exhibit B, with the exception of the Excluded Products, also listed on Exhibit B, attached hereto. FC reserves the right to add to the list of Pre-Approved Products with written approval from Xponential, which should not be unreasonably withheld.

1.5

“Xponential Mark(s)” shall mean the trademarks, logos and other branding identifiers of Xponential and its Franchisees provided by Xponential to FC solely for use in accordance with the terms and conditions set forth herein.

1.6	“Net Sales” shall mean gross sales of Products to the Franchisees, less freight, sales taxes, less returns, and promotional items.

1.7	“Third Party Vendors” shall mean the vendors that sell Products to FC, for further sale to a Franchisee.

1.8

“Minimum Sales Accelerator Level” shall mean the amounts of all Products sold by FC to the Franchisees during each Contract Year as provided in Section 5.1.2 (excluding Foreign sales in 5.2 and DTC sales in 5.3).

1.9	“Existing Inventory” shall mean inventory currently owned by Xponential that may be purchased by FC.

1.10

“Contract Year” shall means each consecutive 12-month period during the Term of the Agreement, with the first Contract Year commencing on the Effective Date of December 1, 2025 and ending on December 1, 2026, and each subsequent Contract Year commencing on December 1 of each following year and ending on December 1 of the next calendar year. The Parties may mutually agree in writing to change the Effective Date of this Agreement.

2	FC Services. FC shall render the services listed in the Statement of Work (“SOW”), attached hereto as Exhibit A (the “Services”). The Services shall be rendered in a professional and diligent manner.

3	Product Pricing. FC will not sell any Product to a Franchisee for more than [***]% of the Product’s posted MSRP.

4

Marks License. Xponential hereby grants to FC an exclusive, non-assignable, non-transferable (unless expressly approved in writing by Xponential), to use the Xponential Marks solely for the purpose of manufacturing the Products during the Term in accordance with the terms and conditions set forth herein. Neither 33T nor FC shall have the right to (a) use the Xponential Marks or (b) manufacture, sell, license, lease or deliver any Products containing any of the Xponential Marks to any third party, other than Franchisees, except as expressly approved by Xponential in writing. Nothing herein shall confer any ownership of any Xponential Marks or Products onto FC and any and all rights not expressly granted herein shall be reserved by Xponential.

5	Commissions.

5.1

Domestic Commissions. FC shall pay to Xponential the following commission payments (each, a “Commission” and collectively, “Commissions”) in connection with the sale of Products to Xponential or its Franchisees located within the United States:

5.1.1

Minimum Guarantee. The below Commissions will be paid by FC to Xponential based on each Contract Year (prorated for any partial Contract Year) from the Effective Date of this Agreement and paid monthly 1/12 each month within thirty (30) days of the end of the month:

Year 1: $[***]

Year 2: $[***]

Year 3: $[***]

Year 4: $[***]

Year 5: $[***]

5.1.2

Commission Accelerator. A Commission Accelerator shall be paid to Xponential for all sales of 33T Products to Franchisees that are in excess of the Minimum Sales Accelerator Level listed below per Contract Year. To be calculated and paid thirty (30) days after the end of each 12 month period.

Year 1: [***]% commissions on Net Sales above the Minimum Sales Accelerator Level of $45,000,000

Year 2: [***]% commissions on Net Sales above the Minimum Sales Accelerator Level of $50,000,000

Year 3: [***]% commissions on Net Sales above the Minimum Sales Accelerator Level of $55,000,000

Year 4: [***]% commissions on Net Sales above the Minimum Sales Accelerator Level of $60,000,000

Year 5: [***]% commissions on Net Sales above the Minimum Sales Accelerator Level of $65,000,000

By way of example, if during Contract Year 2, FC sells $60,000,000 of Products, as defined herein, to the Franchisees, FC shall pay a commission to Xponential of [***]% of the Net Sales of 33T Products between the actual sales of $60,000,000 and the Minimum Sales Accelerator Level of $50,000,000, or a commission of $[***] ($60,000,000 - $50,000,000 = $10,000,000 x [***]% commission rate).

5.2	Foreign Commissions. FC shall pay to Xponential [***]% of the Net Sales in connection with the sale of 33T Products to all Franchisees outside of the United States and Canada (“Foreign Commission”).

5.3	Direct to Consumer Commissions.

5.3.1

FC shall pay to Xponential [***]% of FC’s Net Sales for all direct-to-consumer purchases made of 33T Products. At the time of purchase, the consumer will select to attribute the direct-to-consumer sale to its studio of choice (“Assigned Franchisee”) and FC will also pay [***]% of FC’s Net Sales of 33T Products to the Assigned Franchisees. In the event no studio is selected, the [***]% payment will be made to XPO and credited to the brands MFC.

5.3.2

For non-33T Products, FC will pay [***]% of FC’s Net Sales to Xponential for all direct-to-consumer purchases of non-33T Products that have been approved to sell online, for Third Party Vendors whose commission rate is less than 15%. However, if a Third Party Vendor has a commission rate that is 15% or more, FC will pay [***]% of FC’s Net Sales to Xponential for those direct-to-consumer purchases.

5.3.3	FC will make payments for direct-to-consumer commissions thirty (30) days after the end of the month.

5.4

Commission and Foreign Commission Payment. All commissions will be paid to Xponential on a monthly basis during the Term by a date that is no later than thirty (30) days following the end of each calendar month and any and all such payments will be accompanied by reasonably detailed accounting statements setting forth the calculation of such amounts. The Commissions listed in Section 5.1.1 will be amortized each month for the annual amount.

5.5

Audit Right. At Xponential’s request, FC shall permit Xponential or its designee to review FC records related to the sales of the Products under this Agreement for the purpose of verifying the accuracy of each monthly commission, upon reasonable advance written notice and during normal business hours at FC’s offices or remotely or virtually if requested by FC. Such review shall be conducted during reasonable business hours and in such manner as not to materially interfere with FC’s normal business activities and shall be at Xponential’s sole cost and expense; provided, however, if such a review determines that any commission remitted by FC was deficient by 5% or more in value, then FC shall be responsible for the cost and expense of such review. Any such review shall be concluded within thirty days of the date on which Xponential made the audit request, and FC shall reasonably cooperate with Xponential in furnishing the information necessary to conduct such on-site review within such timeframe. If Xponential audits FC’s books and records, it shall render a report from such audit within 60 days of the conclusion of such audit.

5.6

Door Count Adjustment. The fixed Commission is based on the total franchisee location number (“Door Count”) and the projected growth for the Door Count as described in Exhibit C, attached hereto. The Door count is based on domestic location number and does not include international location count outside of the United States and Canada. If the net Door Count is higher or lower as compared to Exhibit C, attached hereto, the Commission will be increased or decreased by the proportionate percentage difference in Door Count on a brand specific basis. For any Franchised Brand divested from Xponential, the Minimum Guarantee will be adjusted accordingly per Exhibit C.1. Additionally, any Franchisee found not be selling any retail or with any non-compliant Product, after all steps have been taken as identified in Section 7.3 of this Agreement, that location will be reduced from the Door Count.

6	Exclusivity.

6.1

During the Term of this Agreement, FC shall be the exclusive manufacturer and distributor of all Products to the Xponential Franchisees that reside within the United States and Canada. However, some Products may be manufactured by Third Party Vendors as defined herein, but shall only be distributed to Franchisees through FC. An initial list of approved Third Party Vendors is attached hereto as Exhibit D. Other Third Party Vendors may be added or removed per mutual agreement in writing by Xponential and FC. Xponential may engage with select vendors for strategic partnership and marketing arrangements, without approval from FC. However, Xponential may not unilaterally make any agreement to add retail vendors, create preferred retail vendors, grant exclusivity to retail vendors, or other retail agreements with vendors without the written approval from FC.

6.2

33T will be the exclusive vendor for the manufacture and sale of any sock Product to Xponential Franchisees that reside within the United States and Canada for the term of this Agreement. For the avoidance of doubt, Franchisees outside of the US and Canada shall be permitted but are not required to purchase Products through FC.

6.3

Additionally, during the Term of this Agreement, FC shall also have the worldwide exclusive right to manufacture and distribute all Products bearing the Xponential Marks, except those excluded Products listed on Exhibit B, or pursuant to pre-existing agreements entered into prior to the Execution Date of this Agreement between suppliers and Master Franchisees outside the United States and Canada. Upon the expiration or termination of any such agreements, FC shall have a first right of refusal to provide such Products.

6.4

Notwithstanding anything to the contrary set forth herein, the Parties agree that Franchisees shall be permitted to directly purchase Products from [***]. Xponential shall provide FC with quarterly reporting with respect to any rebates received by Xponential from [***] in connection with such purchases by Franchisees (“[***] Rebates”) and such [***] Rebates shall be applied against the Minimum Guarantee payable by FC pursuant to Section 5.1.1. For example, if Xponential receives [***] Rebates equal to $100,000 during the first quarter of Contract Year 1, the Minimum Guarantee payable by FC for Contract Year 1 shall be reduced by $100,000.

6.5	FC shall maintain its exclusive right and obligation to sell off any remaining inventory for 120 days after the termination of the Agreement (“Sell Off Period”).

6.6

For the avoidance of doubt and notwithstanding anything to the contrary herein, no exclusivity is being granted with respect to Franchisees outside the US and Canada, except as to FC’s exclusive right to manufacture and sell the 33T Products utilizing the Xponential Marks. This Section 6.6 does not alter FC’s exclusive rights for the Marks License, as defined in Section 4.

7	Enforcement of Exclusivity.

7.1	FC and Xponential agree that the enforcement of the exclusivity provisions, as stated herein, are of paramount importance to the success of this Agreement and relationship contemplated herein.

7.2

Xponential shall use commercially reasonably efforts to ensure that FC has the exclusive rights, as defined in Section 6. Such efforts are set forth in Section 7.3 below shall include, but are not limited to, cease and desist letters to any brand selling unauthorized Products to a Franchisee or to any Franchisee that is buying or selling unauthorized Products.

Additionally, Xponential shall hire a field operations team to personally visit Franchisees in the United States and Canada and ensure retail vendor compliance (“Xponential Field Service Representative(s)” or “FSR”), such field operations team shall be large enough, to enable regular visits to Franchise studios, as reasonably necessary to support operational standards. FC and Xponential may also develop other methods agreed upon by the Parties to reduce and eliminate the sale of Products from unauthorized vendors to Franchisees in the United States and Canada.

7.3	The following are the procedures in which FC and Xponential shall utilize for such enforcement:

7.3.1	FC and FSRs shall visit Franchisee locations and monitor social media to identify non-compliant Product.

7.3.2	In the cases that FC locates non-compliant Product, either in person or through social or other media, the following will take place.

7.3.2.1	FC shall notify Xponential in writing of any non-compliant Franchisee that FC may identify.

7.3.2.2

Upon written notice from FC or discovery by an FSR or Xponential of a non-compliant Franchisee, Xponential shall send notice by email and a phone call or in person conversation from Xponential to the Franchisee of non-compliance and that they must immediately stop selling the unauthorized Products. If the Franchisee is still noncompliant within 15 days of such email or phone call Xponential will send a cease and desist letter to the Franchisee. If the Franchisee continues to sell non-compliant product Xponential will send an agent or an Xponential Field Service Representative collectively (“FSR”) to the Franchise location within 30 days; provide that Xponential shall only be obligated to send an FSR to non-compliant Franchisees located in the United States.

7.3.2.3

Xponential shall send a cease and desist letter to the vendor within five (5) business days of notice from FC, the letter shall notify the vendor it is unauthorized to sell Products to the Franchisee(s) and notify it of its exclusive Agreement with FC.

7.3.2.4

If the vendor has not stopped selling Products to Franchisees within fifteen (15) days of the cease and desist letter being sent, Xponential shall send a final demand letter from either Xponential directly or Xponential’s outside counsel. Additionally, Xponential shall use best efforts to have an FSR on site within thirty (30) days of the cease and desist letter.

7.3.3

In the case that a Xponential Field Service Representative locates a non-compliant Product, the Xponential Field Service Representative shall inform the Franchisee that it is a non-approved Product and that they must immediately stop selling the Products. The FSR shall further inform Xponential and FC of such non-compliance. Once the FSR notifies Xponential and FC, the steps listed in Sections 7.3.1 and 7.3.2 will be taken.

8	Term, Events of Default, and Termination.

8.1

Term. The term of this Agreement shall commence on the Effective Date and shall continue until November 30, 2030 (“Term”), or a date five (5) years after the Effective Date if the Parties mutually agree to change the Effective Date, unless earlier terminated in accordance with Section 7.5. 180 days prior to the end of the Term the Parties will meet and confer to discuss the continuation of the Agreement.

8.2	Events of Default. A Party shall be deemed in default under this Agreement if any of the following events occur.

8.2.1	Failure to Perform – A Party fails to perform any material obligation under this Agreement, including but not limited to, payment obligations or enforcement of exclusivity.

8.2.2	Breach of Representations and Warranties – Any representation or warranty made by a Party is determined to be materially false or misleading when made.

8.2.3	Insolvency or Bankruptcy – A Party becomes insolvent, files for bankruptcy, or is subject to any involuntary bankruptcy or insolvency proceeding that is not dismissed within thirty (30) days.

8.2.4

Reputational Harm – with immediate effect, if during the Term, any C-level officer of either Party: (a) is arrested, charged with, pleads guilty (or nolo contendere or no contest) or convicted of a felony or an offense involving moral turpitude under Federal, state or local laws, or (b) commits any act or omission that brings either Party into public disrepute, contempt, scandal or ridicule, that shocks or offends widely-held principles of public morality or decency.

8.3	Notice of Default. In the event of a default, the non-defaulting Party shall provide the defaulting Party with a written Notice of Default, specifying:

8.3.1	The nature of the default;

8.3.2	The provision(s) of the Agreement that have been breached; and

8.3.3	The required actions to cure the default.

8.4

Cure Period. The defaulting Party shall have a cure period of thirty (30) days from the date of receipt of the Notice of Default to remedy the default; provided that breaches for failure to pay monies owed under this Agreement shall have a cure period of (10) days. Excluding payment defaults, if the default is not capable of being cured within such period but the defaulting Party has commenced and is diligently pursuing a cure, the cure period will be extended for an additional sixty (60) days. Notwithstanding the foregoing, the following shall not be subject to a cure period: (i) material breaches that by their nature are not capable of cure and will cause Xponential material consequences, (ii) a default pursuant to section 8.2.4 or (iii) a willful or intentional violation of the terms of this Agreement.

8.5	Failure to Cure. If the defaulting Party fails to cure the default within the specified cure period:

8.5.1	The non-defaulting Party shall have the right to terminate this Agreement upon written notice; and/or

8.5.2	The non-defaulting Party may pursue any remedies available under this Agreement, at law, or in equity, including but not limited to seeking damages, specific performance, or injunctive relief.

8.6

Reservation of Rights. The failure of a Party to enforce any provision of this Section 8 shall not constitute a waiver of its right to enforce the same in the future. The rights and remedies provided in this Agreement shall be cumulative and in addition to any other rights available under law.

8.7

Effect of Termination. Following the expiration or termination of this Agreement, in the event that there are any Products that have been manufactured with Xponential Marks, but not yet purchased by any Franchisee after the Sell Off Period (“Unsold Products”), then Xponential will have the obligation to purchase all of the Unsold Products. However, Xponential will not be responsible for purchasing the Unsold Products if Xponential terminates the agreement because of an uncured material breach of this Agreement, which includes, falsifying royalty reports, selling Products with an Xponential Mark to unauthorized distributors or customers, or using an Xponential Mark in any unauthorized manner. For the purposes of Section 8.7, an uncured material breach does not include termination of the Agreement due to a Force Majeure or Pandemic, as described in Section 16.

8.8.

Wind Down Clause Upon Termination. Upon termination of this Agreement, whether for cause or convenience, FC shall immediately cease all services and take all reasonable steps to wind down its operations in an orderly manner. FC shall deliver to Xponential all work in progress, completed work, and any materials or property belonging to Xponential. FC shall cooperate with Xponential to ensure a smooth transition of services to Xponential or a third party, if applicable, and shall provide reasonable assistance as requested by Xponential during the wind-down period. The obligations of confidentiality and any other obligations that by their nature are intended to survive termination shall remain in effect as set forth in herein. The Parties shall cooperate in good faith to settle all outstanding accounts, including any payment due, within 30 days from the effective date of termination. Following the full and final settlement of all such amounts, the Parties shall execute a mutual release, in a form reasonable acceptable to both Parties, releasing each other from any and all claims, liabilities, or obligations arising out of or relating to this Agreement, except for those obligations that expressly survive termination

9

Xponential’s Existing Inventory Purchase. FC agrees to purchase all Products, except the Products listed in Exhibit B or Product FC has deemed to be non-sellable or non-sellable above cost (“Existing Inventory”), no later than the Effective Date of this Agreement. The Existing Inventory which originated from FC, will be sold to FC at the original cost less the original commission paid to Xponential for those goods within sixty (60) days of the link being completed between the Xponential Mall and 33T’s SAP. The balance of the Existing Inventory shall be sold to FC at 75% of Xponential’s landed cost, including duties, freight, taxes, etc.

9.1

Once FC has physical possession of the Existing Inventory, FC shall inspect all of the inventory for defects, miscounts, etc. within forty-five (45) days of receipt of the goods and shall report any rejected products or count errors to Xponential who will then provide a credit or debit for such errors.

9.2

Once FC has physical possession of the Existing Inventory, FC will have sole and complete discretion on pricing. Under no circumstances will the Existing Inventory be returned to Xponential, and no discounts or credits will be given from Xponential to FC related to the Existing Inventory.

9.3	FC will remit to XPO the amount equal to what Existing Inventory was sold during the prior month, within thirty (30) days of the end of each month or $300,000, whichever is greater.

10	Fit Commerce Entity.

10.1

FC shall be the entity processing all transactions with the Franchisees and third party vendors. FC will be required to have a minimum of $[***] of equity at its inception, $[***] in asset based lending (“ABL”) credit facilities, and $[***] in inventory financing from FC’s vendors, collectively referred to as the (“Capital.”)

10.2

If such Capital is not fully funded 120 days from the Execution Date, this Agreement shall be null and void with no further obligation between the Parties except those stated in the Prior and Underlying Agreements which shall then remain in full force and effect. However, FC will provide bi-weekly updates on the status of the capital in FC after the Execution Date of this Agreement.

10.3

FC shall provide a social audit and an electronic security audit to be conducted by a third party[1], within sixty (60) days of the Execution Date that obtains the information requested in the Social and Electronic Security Audit Due Diligence List, attached hereto as Exhibit E, which may be modified as required by law or by the Parties mutual written agreement. FC also agrees to have a social audit and an electronic security audit conducted by a third party every two (2) years from the Execution Date of this Agreement. FC will require all cotton used in 33T Products to be tested to ensure none of the cotton used in 33T Products is made in the Xinjiang region of China, or by any entities on the Uyghur Forced Labor Prevention Act (UFLPA) Entity List. FC will require the same social audits to be completed for any Third Party Vendor selling through FC’s business-to-business portal, however, Xponential may grant exceptions to the social audit or changes to the Social and Electronic Security Audit Due Diligence List on a case-by-case basis, in Xponential’s sole discretion.

10.4

FC represents and warrants that it has provided Xponential with full, complete and accurate information with respect to: (i) all existing beneficial owners and key stakeholders as of the Execution Date, as required pursuant to Xponential’s Counter Party Due Diligence List, attached hereto as Exhibit F (the “XPO Diligence List”) and (ii) all other information required pursuant to the XPO Diligence List. FC agrees that, prior to the admission of any new beneficial owner and/or key stakeholder, FC shall provide Xponential with advanced written notice of such proposed owner and/or key stakeholder and such proposed owner and/or key stakeholder shall be required to comply with the requirements set forth on the XPO Diligence List. The admission of any new beneficial owner and/or key stakeholder pursuant to the requirements set forth in the XPO Diligence List shall be subject to Xponential’s approval in its sole discretion.

[1]

Third parties used for audits and testing are as follows: 1. Fabric testing will be done by SGS Labs, 1 Place des Alpes, P.O. Box 2152, 1211, Geneva, Switzerland; 2. Social audits will be done by Bureau Veritas Certification, 4 Place des Saisons, Paris, Courbevoie 92400, France; and 3. Electronic security audits will be done by Cyforce, C/1205, OneBKC, Bandra Kurla Complex, Mumbai 400051, India.

10.5

Xponential reserves the right to terminate this Agreement if FC does not provide the items listed for the audits in Section 10.3 to the third party or fails to complete or pass the audits. In the event that the third party does not pass FC for the items listed in Section 10.3, Xponential may provide written notice of the breach to FC. FC will have thirty (30) days to cure any breach related to the audits and testing in Section 10.3. However, if FC is making good faith efforts to resolve the breach, it will have an additional sixty (60) days to cure the breach. If FC fails to fully cure the breach within ninety (90) days from the notice to FC, Xponential may terminate this Agreement with written notice. Such termination shall be effective immediately upon delivery of the notice, and Xponential shall not be liable for any costs or damages incurred by FC as a result of such termination.

11

Confidential Information. FC and FC’s representatives shall keep all business, technical, financial or other information disclosed by or concerning Xponential or any of its Franchisees that is marked as confidential or should reasonably be understood to be confidential or proprietary, including the terms of this Agreement, including, without limitation, all customer data, marketing and distribution lists and trade secrets (“Confidential Information”) strictly confidential and maintain and protect all such information; provided that FC may disclose such Confidential Information (a) with the prior written approval of Xponential, (b) where required by law and/or (c) to its business and legal representatives on a “need to know” basis, subject to obligations of confidentiality no less restrictive than those obligations set forth herein. Notwithstanding the foregoing, nothing in this Agreement restricts or prohibits any person from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. No person bound by this confidentiality provision needs the prior authorization of any other person or entity to engage in conduct protected by the preceding sentence, nor do they need to notify any person or entity that they have engaged in such conduct.

12

Representations and Warranties. FC hereby represents and warrants to Xponential that (a) it is duly incorporated, validly existing and in good standing under the laws of its state of formation; (b) it has full power and authority to enter into this Agreement, to carry out the transactions contemplated herein and has the full and unrestricted right and authority to grant to Xponential the rights granted herein; (c) it will at all times comply with all applicable laws, rules and regulation in connection with the Services and this Agreement; (d) it has not entered and will not enter into any agreement that would conflict or interfere with any of the rights granted by or obligations of FC under this Agreement; and (e) it has obtained any and all licenses and/or rights to use, manufacture, distribute and/or sell Products branded by entities other than Xponential;

13	Indemnification.

13.1

Xponential will at all times indemnify, defend and hold harmless FC and its parent, subsidiaries and affiliates, and each of their respective directors, officers, employees, contractors, representatives, agents and assigns from and against any and all claims, losses, damages, judgments, penalties, fines, costs and expenses (including reasonable attorneys’ fees) (collectively “Claims”) arising out of or in connection with (a) the Services and/or the Products; (b) the recklessness, negligence or willful misconduct of Xponential or any of its employees, subcontractors or contractors in performing the Services; (c) any breach or alleged breach of any representations, warranties, covenants or obligations of Xponential under this Agreement; and/or (d) Xponential’s or any of its employees, subcontractors, or contractors failure to comply with applicable laws, rules or regulations.

13.2

FC will at all times indemnify, defend and hold harmless Xponential and its, franchisees, parent, subsidiaries and affiliates, and each of their respective directors, officers, employees, contractors, representatives, agents and assigns from and against any and all Claims arising out of or in connection with (a) the Services and/or the Products; (b) the recklessness, negligence or willful misconduct of FC or any of its employees, subcontractors or contractors in performing the Services; (c) any breach or alleged breach of any representations, warranties, covenants or obligations of FC or its subcontractors or contractors under this Agreement; (d) FC’s or any of its employees, subcontractors or contractor’s failure to comply with applicable laws, rules or regulations; (e) any actual or alleged infringement, misappropriation or violation of any third-party intellectual property rights by FC; (f) any actual or alleged unauthorized access to, use of, or disclosure of data relating to Xponential, any Franchisor or any Franchisee.

13.2

Indemnification Procedures. If an indemnified Party becomes aware of any claim, event, or fact that may give rise to a claim by the indemnified Party against the indemnifying Party for indemnification under this Agreement, the indemnified Party shall promptly notify the indemnifying Party. The indemnified Party shall give the indemnifying Party exclusive control over the proceedings and reasonably cooperate in the investigation, settlement, and defense of such claims at the indemnifying Party’s expense; provided that the indemnified Party may, at its own expense, participate in such defense. The indemnifying Party shall not enter into a settlement of such claim that does not include a full release of the indemnified Party or involves a remedy other than the payment of money, without the indemnified Party’s consent. If the indemnifying Party does not assume control over the defense of a claim as provided in this Section, the indemnified Party may defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnifying Party.

14	Reporting and Audit.

14.1

FC will keep complete and accurate books of accounts and records with respect to all transactions related to this Agreement in accordance with generally accepted accounting principles and practices (“Records”). Xponential shall at all times have the right, upon thirty (30) days’ notice, during normal business hours to audit such Records to verify the accuracy of any statement, charge or computation made pursuant to this Agreement, including amounts of the Net Sales. At Xponential option, such audit may be conducted by Xponential’s third party agent. In the event the audit discloses an undisputed underpayment of Five Thousand Dollars ($5,000) or more, FC will reimburse Xponential all costs incurred by Xponential to perform the audit. Xponential’s right to audit hereunder will survive the expiration or termination of this Agreement for a period of three (3) years after the date of such expiration or termination.

15

Limitation of Liability. EXCLUDING A PARTY’S INDEMNIFICATION AND CONFIDENTIALITY OBLIGATIONS HEREIN, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES IN ANY MANNER IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT, REGARDLESS OF THE FORM OF ACTION OR THE BASIS OF THE CLAIM OR WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16

Force Majeure or Pandemic. Neither Party shall be considered in default hereunder or be liable for any failure to perform or delay in performing any services under this Agreement to the extent that such failure or delay is caused by any reason beyond its reasonable control, including any act of God or a pandemic (each, a “Force Majeure or Pandemic Event”). The Party whose performance has been interrupted by such circumstances shall promptly notify the other Party in writing of the nature and extent of such disruption and use every reasonable means to resume full performance of this Agreement as promptly as possible. If full performance of this Agreement has not been resumed within ninety (90) days due to the Force Majeure or Pandemic Event, Xponential or FC shall have the right to immediately terminate this Agreement in writing after the 90 day period without any further liability.

17

Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of California. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be commenced in a state or federal court in Orange County, California, and each Party hereto irrevocably submits to the exclusive jurisdiction and venue of any such court in any such suit, action or proceeding.

18

Notices. All notices, requests and other communication ns to any Party hereunder must be in writing and will be deemed to have been sufficiently given (a) upon receipt if delivered in person or via email; or (b) upon delivery if by an internationally-recognized mail service (e.g., Federal Express), overnight courier, or certified or registered mail, postage pre-paid, return receipt requested. Unless otherwise requested by a Party in writing, all notices will be sent to the addresses set forth above.

19	Miscellaneous.

19.1

Assignment. FC shall not assign this Agreement or any of its rights hereunder or delegate any of its duties under this Agreement without the prior written consent of Xponential. Xponential may freely assign this Agreement or any of its right herein without prior written consent of FC.

19.2

No Joint Venture. This Agreement does not constitute and shall not be construed as constituting a partnership, agency, joint venture or employment relationship between FC and Xponential. Neither Party shall have any right to obligate or bind the other party in any manner whatsoever, and nothing herein contained shall give, or is intended to give, any rights of any kind to any third person.

19.3

Non-Waiver. Failure by either Party to insist upon strict performance of any of the terms and conditions hereof, or delay in exercising any rights or remedies provided herein, shall not release the other Party from any of the obligations of this Agreement and shall not be deemed a waiver of any rights of such other party to insist upon strict performance thereof.

19.4	Survival. The terms of this Agreement that by their nature should survive termination or expiration will survive, including, without limitation, Sections 4, 5.5, 5.6, 7, 8.7-8.8, 9.3,11–15, 17–24.

19.5

Severability. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

19.6

General Compliance with Laws. FC shall at all times comply with all applicable laws and all of FC’s contracts applicable to the operation of its business, the Products, this Agreement, and its performance hereunder.

19.7

Mutual Non-Disparagement. Each Party agrees that is shall not, and shall cause its officers, directors, employees, agents, and representatives not to, make any statement or take any action, whether public or private, written or oral, that is instead to or could reasonably be expected to disparage, defame, or otherwise harm the reputation, business or goodwill of the other Party or any of its affiliates, officers, directors, or employees. This obligation shall survive termination or expiration of this Agreement. Notwithstanding the foregoing, nothing in this Section shall prevent any Party from (i) responding truthfully to a subpoena or other legal process, or (ii)initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Securities and Exchange Commission, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. No person needs the prior authorization of Xponential to engage in conduct protected by the preceding sentence, and no person needs to notify Xponential that such person has engaged in such conduct.

19.8

Entire Agreement. This Agreement, together with Exhibit A-D, attached hereto, constitutes the entire agreement between the Parties. No agreement or understanding in any way modifying these terms and conditions, either before or after the execution hereof, shall be binding upon either party unless in writing and signed by both Parties. In the event of any conflict between the terms and conditions of this Agreement and those of any purchase order or any other document, the terms and conditions of this Agreement shall control. The headings of the sections in this Agreement are for convenience only and shall not be deemed to affect, qualify, simplify, add to, or subtract from the contents of the clauses which they reference. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute but one and the same instrument. For the purpose of this Agreement, a signature by email transmission will be deemed an original.

20	Insurance.

20.1

During the Term of this Agreement and for five (5) years thereafter, unless there is a subsequent agreement, extension, or amendment, FC and FC’s subcontractors and contractors, shall, at their own expense, procure and maintain at least the following types and amounts of insurance with financially sound and reputable insurance companies having an A.M. Best rating of A VIII or better, or its equivalent:

20.1.1

Commercial General Liability on an occurrence coverage form with limits of not less than $1,000,000 each occurrence (combined single limit for bodily injury and property damage), $1,000,000 products and completed operations aggregate, $1,000,000 personal and advertising injury liability, and $2,000,000 general aggregate;

20.1.2

Workers Compensation (Statutory) and Employer’s Liability insurance for all employees providing Services with limits of not less than $1,000,000 each accident for bodily injury by accident, $1,000,000 each employee for bodily injury by disease, and $1,000,000 policy limit for bodily injury by disease. If Consultant is exempt from the requirement to carry workers compensation insurance, Consultant must submit a written statement to that effect in a form satisfactory to Xponential.

20.1.3	Umbrella Liability: $5,000,000 each occurrence/aggregate;

20.1.4

Technology Errors and Omissions including Network Security and Privacy Liability: $2,000,000 each claim/aggregate; FC shall provide Technology Errors and Omissions insurance covering third party liability resulting from 1) technology services, 2) technology products, 3) media content, 4) network security failures, 5) liability assumed under contract, and 5) privacy liability for privacy wrongful acts (including covering the theft or unintentional disclosure or mishandling of “personally identifiable information” that is in the care, custody, or control of FC; or FC’s unintentional failure to timely disclose a “network breach” in violation of any “breach notification law”; or FC’s unintentional failure to comply with that part of a privacy policy).

20.1.5	Crime: $500,000 each claim/aggregate. Shall include employee dishonesty, forgery or alteration and computer fraud.

20.2	Certificates of Insurance: FC shall furnish a certificate of Insurance and applicable endorsements to Xponential before commencing work.

20.3

Additional Requirements: Xponential, its franchisees, subsidiaries, affiliates, officers, directors, agents and employees shall be named as Additional Insured with respect to the General Liability, and Umbrella/Excess Liability. Waiver of Subrogation applies to General Liability, Umbrella/Excess Liability, and Workers’ Compensation whereby the insurers waive all rights against Xponential, its subsidiaries, affiliates, officers, directors, agents and employees. It is the intent of the parties that FC’s insurance be primary and non-contributory coverage for Xponential for claims arising from FC’s performance of this Agreement, regardless of whatever other insurance Xponential may have available. The insurance required pursuant to this Section 20 shall not be deemed to limit FC’s obligations to indemnify Xponential under this Agreement.

20.4

Acceptance/Compliance: The required insurance shall be subject to the approval of Xponential Fitness, but any acceptance of insurance certificates of FC’s shall in no way limit or relieve FC of the duties and responsibilities stipulated in the Agreement. If higher limits or other forms of insurance, FC will comply with such requirements. Xponential or FC may take such steps as necessary to assure FC’s compliance with insurance requirements. None of the required policies of insurance shall be terminated, cancelled, or materially modified except upon at least thirty (30) days’ prior written notice to Xponential. Failure to maintain the insurance coverage required by this Section 20 shall be a material breach of this Agreement, which may be cured only by restoring such coverage retroactive to the date of lapse.

21

Convention Sponsorship. FC shall pay to Xponential a fee for its participation as a sponsor at Xponential’s 2025 annual convention in the amount greater of: (i) [***] Dollars ($[***]); or (ii) [***]% of Net Sales for the trailing twelve (12) months from when the convention is held (the “Sponsorship Fee”), with all other terms respecting such sponsorship consistent with the correlating sponsorship level package. Future convention participation shall be mutually agreed upon by the Parties. The Sponsorship Fee will be paid to thirty (30) days prior to the convention.

22	Human Rights and Labor Law Compliance Covenants for FC

22.1

Commitment to International Human Rights Standards. FC commits and FC commits its subcontractors and contractors to upholding and promoting international human rights standards as recognized by the United Nations Universal Declaration of Human Rights and other applicable international treaties and conventions. FC shall ensure that its operations and business practices are conducted in a manner that respects and promotes the dignity and rights of all individuals.

22.2

Fair Labor Practices. FC agrees to implement and maintain fair labor practices in accordance with applicable national and international labor laws and to require the same standards for its subcontractors and contractors. This includes, but is not limited to, ensuring fair wages, reasonable working hours, and the right to collective bargaining. FC shall not engage in or tolerate any form of forced or compulsory labor.

22.3

Prohibition of Child Labor. FC and FC’s subcontractors and contractors shall strictly prohibit the use of child labor in any form. For the purposes of this covenant, “child labor” is defined as work that deprives children of their childhood, their potential, and their dignity, and that is harmful to physical and mental development. The minimum age for employment shall be in accordance with the International Labour Organization’s standards and applicable national laws.

22.4

Safe Working Conditions. FC shall provide a safe and healthy working environment for all employees and shall require the same of its subcontractors and contractors. This includes compliance with all applicable health and safety regulations and the implementation of measures to prevent workplace injuries and illnesses. FC shall ensure that all employees receive appropriate training and resources to perform their duties safely.

22.5

Monitoring and Reporting Compliance. FC agrees to establish and maintain a system for monitoring compliance with these covenants. This system shall include audits as described in Section 10.3 and assessments conducted by independent third parties.

22.6

Consequences for Violations. In the event of a violation of these covenants, FC shall take immediate corrective action to remedy the breach. Failure to address violations within the 30 day cure period, may result in termination of the Agreement. However, if FC is making good faith efforts to resolve the breach of this Section 22, it will have an additional sixty (60) days to cure the breach. If FC fails to fully cure the breach within ninety (90) days from the notice to FC, Xponential may terminate this Agreement with written notice. Such termination shall be effective immediately upon delivery of the notice. Notwithstanding the foregoing, breaches of this covenant that by their nature are not capable of cure and will cause Xponential material consequences shall not be subject to a cure period, as provided in Section 8.4.

23

FCPA Compliance. Without in any way limiting the foregoing, FC specifically represents and warrants that neither it, nor any of its affiliates, subcontractors or contractors are (i) currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the US Office of Foreign Assets Control, Department of the Treasury (“OFAC”) or any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”); and (ii) a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States. Further,

FC and FC’s contractors and subcontractors must comply with all relevant laws and ordinances pertaining to corruption, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and, if applicable, the U.K. Bribery Act 2010, with respect to any activities undertaken relating to this Agreement. FC and FC’s contractors and subcontractors must not pay, promise to pay, authorize a payment, give, promise to give, or authorize the giving of anything of value to any government official for purposes of (a) influencing any act or decision of any government official in his, her or their official capacity; (b) inducing any government official to do or omit to do any act in violation of the lawful duty of any official; (c) securing any improper advantage; or (d) inducing any government official to use his, her or their influence with the government or instrumentality of government to affect or influence any act or decision of the government or instrumentality with respect to any activities undertaken relating to this Agreement.

24	Technology and Export Compliance

24.1

General Compliance. FC and FC’s contractors and subcontractors shall comply with all applicable international, federal, state, and local laws, regulations, and ordinances, including but not limited to the Securities and Exchange Commission (SEC) regulations, the Food and Drug Administration (FDA) regulations, the General Data Protection Regulation (GDPR), the California Consumer Privacy Act (CCPA), and all fair labor laws. FC shall ensure that its operations, products, and services are in full compliance with these laws and regulations at all times. FC’s manufacturing vendors will be subject only to the social audit. The Parties agree to execute any further agreements required by applicable data protection laws to ensure adequate safeguards with respect to the protection of personal data.

24.2

Anti-Corruption and Anti-Bribery Policy. FC and FC’s contractors and subcontractors shall maintain and enforce a comprehensive anti-corruption and anti-bribery policy. This policy must be designed to prevent, detect, and address any form of corruption or bribery in connection with FC’s business activities. FC shall provide a copy of this policy to Xponential upon request and shall promptly notify Xponential of any changes to the policy.

24.3

Audit Rights. Xponential shall have the right to audit FC’s compliance with the anti-corruption and anti-bribery policy. With 30 days notice, FC shall provide Xponential with reasonable access to its records, personnel, and facilities for the purpose of conducting such audits. FC shall cooperate fully with Xponential during any audit and shall promptly address any deficiencies identified by Xponential.

24.4

Export Control Compliance. FC and FC’s contractors and subcontractors shall comply with all applicable export control laws and regulations, including but not limited to the Export Administration Regulations (EAR) and the International Traffic in Arms Regulations (ITAR). FC and FC’s contractors and subcontractors shall not export, re-export, or transfer any products, technology, or services in violation of such laws and regulations.

24.5

Sanctions Compliance. FC and FC’s contractors and subcontractors shall comply with all applicable economic and trade sanctions laws and regulations, including those administered by the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury. FC and FC’s contractors and subcontractors shall not engage in any transaction or activity that would cause Xponential to be in violation of such sanctions laws and regulations.

24.6

Recordkeeping. FC shall maintain accurate and complete records of its compliance with the provisions of this Agreement, including records related to export control and sanctions compliance. Such records shall be retained for a period of at least five (5) years from the date of their creation and shall be made available to Xponential upon request.

24.7

Training. FC shall provide annual training to its employees, agents, subcontractors and contractors on compliance with export control and sanctions laws and regulations, as well as on the anti-corruption and anti-bribery policy. Such training shall be designed to ensure that all relevant personnel are aware of and understand their obligations under this Agreement and applicable laws and regulations.

24.8

Reporting Obligations. FC shall promptly report to Xponential any actual or suspected violation of export control or sanctions laws and regulations, or any breach of the anti-corruption and anti-bribery policy. FC shall cooperate fully with Xponential in investigating and addressing any such violations or breaches.

[Signatures Follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the Effective Date.

XPONENTIAL FITNESS LLC		FIT COMMERCE

By:	/s/ Mark King	By:	/s/ Barry Buchholtz
Name:	Mark King	Name:	Barry Buchholtz
Title:	Chief Executive Officer	Title:	Chief Executive Officer

Date:	July 3, 2025	Date:	July 3, 2025

THIRTY THREE THREADS, INC.

By:	/s/ Kaila Harter
Name:	Kaila Harter
Title:	VP and General Counsel

Date:	July 3, 2025

EXHIBIT A

STATEMENT OF WORK

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT B

EXCLUDED PRODUCTS

Beverage

Reformers and its attached parts and mechanics Products as used within the studio (not for sale)

EZ Up Set/Component

Spin the Wheel

Sticker

Retail Supplies

Wipe Dispenser

Cornhole

Feather Flag

Floor Mat

Cleaning Supplies

General Supplies for Studio Use (paper towels, hand soap, sanitizer, etc.)

A Frame

Balloons

Opening equipment bundles

Exercise equipment for studio use (items not for sale)

Any office related supplies (phones, computers, staplers, etc.)

General promotional equipment and materials (lanyards, pens, keychains, magnets, etc.)

All food items for Lindora Franchisees

All equipment for Lindora Franchisees

All supplements for Lindora Franchisees

PRE-APPROVED PRODUCT CATEGORIES

Apparel

All sock products (grip, sport, casual)

Footwear (shoes, trainers, slippers, slides, sandals, flip-flops, cycling shoes)

Accessories

Bottles and drinkware

Bags, backpacks, totes, duffels, yoga mat bags and carriers

Jewelry

Yoga mats and yoga accessories (balls, straps, ropes, bands, etc.)

Electronics

Recovery equipment

Recovery and circulation wearables

Weights and weight bands

Gloves

Personal care items

Bath and Body

Cosmetics

Fragrances

Boxing gloves and accessories

Hand wraps

Heart rate monitors and wearable health devices

Pillows and cushions

Massage balls and rollers

Hats, headwear, bandanas, and scarfs

Hair accessories

Towels

Books, tapes, and media

Essential oils and aromatherapy

Wellness supplements

Equipment and apparel cleaners for home use

Candles

Mindfulness and meditations products

Health snacks and other food items (excluding Lindora food items)

All exercise equipment and accessories made for sale and home use

Journals, stationary, other paper products for sale

Home goods

EXHIBIT C

Door Count Growth Projection

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT C. 1

COMMISSION GUARANTEE BY BRAND

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT D

INITIAL THIRD PARTY VENDORS

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT E

Social and Electronic Security Audit Due Diligence List

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]

EXHIBIT F

Counter Party Due Diligence List

[Omitted pursuant to Item 601(a)(5) of Regulation S-K.]